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                                                                   Exhibit 10.3




                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of November ___, 2001, is made by and between CNB Bancorp, Inc. a Virginia corporation (the "Employer" or the "Company") which is the proposed bank holding company for Citizens National Bank (Proposed), a proposed national bank (the "Bank"), and Douglas A. Chesson, an individual resident of Virginia (the "Executive").

     The Company is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank and the Company. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Company to the Bank and that the Bank will assume the duties of the Company hereunder (except pursuant to Section 3(d)). Following any such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

     The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operation will be a significant factor in the success of the Bank and the Company. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and the Company and promote the best interests of the Bank, the Company and its shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided.

     In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. EMPLOYMENT. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall also serve on the Board of Directors of the Company and the Bank. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

     2. TERM. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term of three (3) years (the "Term"), renewable for one (1) year periods thereafter upon the mutual agreement of Employer and Employee.
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     3. COMPENSATION AND BENEFITS.

     (a) Until the date the Bank opens for business ("Opening Date"), the Employer shall pay the Executive an annual salary of $75,000, which salary shall be paid in equal semi-monthly installments. Starting on the date the Bank opens for business, the Employer shall pay the Executive an initial annual base salary of $92,000, which shall be paid in equal semi-monthly installments. Employer shall reimburse Executive for his yearly medical insurance premium. Annually, the Employer's Board of Directors, or a committee thereof, shall review Executive's compensation, but such compensation shall not be reduced below the amount specified above. The salary is intended to compensate Executive for all duties, including Employee's services as a director of the Company and Bank.

     (b) The Executive shall receive a cash bonus in the amount of $12,000 on the Opening Date.

     (c) For each fiscal year after the Opening Date, the Executive shall be eligible to receive a cash bonus of up to 5% of the net pretax income of the Bank (determined in accordance with generally accepted accounting principles) if the Bank achieves certain performance levels established by the board of directors from time to time (the "Bonus Plan").

     (d) The Executive shall participate in the Company's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. As soon as an appropriate stock option plan is adopted by the Board and the initial public offering of the Company's common stock is completed, the Company shall grant to the Executive an option to purchase a number of shares of Common Stock equal to 5% of the number of shares sold in the initial public offering, which option shall be at the common stock's market price on the date of grant. The award agreement for the stock option shall provide that the right to acquire shares under the option will vest in five equal amounts on the first five anniversaries of the Opening Date, but only if the Executive remains employed by the Employer on such date, and shall contain other customary terms and conditions. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under plans for directors or organizers, in addition to the options granted hereunder.

     (e) The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. After the Opening Date, the Employer shall contribute annually an amount equal to six percent (6%) of Executive's salary to a deferred compensation plan or retirement plan for the benefit of Employee.

     (f) The Employer shall provide the Executive with a term life insurance policy providing for death benefits equal to two (2) times Executive's annual salary, payable to the Executive's spouse and heirs. In addition, the Employer will purchase a $1,000,000 key man term life insurance policy on the life of the

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Executive, with the Employer as the beneficiary as to $750,000 of the death benefit and Employee's spouse and heirs as the beneficiary as to $250,000 of the death benefit. The Executive shall cooperate with the Employer in the securing and maintenance of such policies. Prior to the policies' issuance, and annually thereafter, Executive shall have a complete physical examination, the cost of which shall be paid by the Employer, and the results of which shall be shared on a confidential basis with the Employer's Board of Directors.

     (g) Prior to the Opening Date, the Employer shall reimburse the Executive for business use of his personal automobile, which shall be reimbursed at the highest rate per mile permitted by the Internal Revenue Service. Beginning on the Opening Date, the Company shall provide the Executive with an automobile (at a cost not to exceed $30,000) owned or leased by the Company of a make and model appropriate to the Executive's status. The Company shall provide for reasonable expenses associated with the automobile, including, but not limited to, insurance, maintenance and taxes.

     (h) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

     4. TERMINATION WITHOUT CAUSE; SEVERANCE PAY.

     Employer may terminate Executive's employment without "cause," as defined in Section 5 below. If Employer terminates Executive's employment without cause, Employer shall pay Executive severance pay equal to his regular salary, less mandatory deductions, on Employer's regular pay days for the remainder of the term of this Agreement or twelve (12) months, whichever is longer (the "Severance Pay"). If Executive is terminated without cause due to a Change of Control, as defined in Section 7 below, he shall be entitled to the rights set forth in Section 7. If this Agreement ends as a result of nonrenewal pursuant to
Section 2, such nonrenewal shall not be considered termination without cause. Notwithstanding the foregoing, in the event Executive elects to compete with the Company or the Bank in violation of Section 9 of this Employment Agreement, Employer's obligation to pay the Severance Pay shall terminate immediately.

     5. TERMINATION FOR CAUSE. The Executive's employment may be terminated at any time by Employer for "cause." As used in this Agreement, the term "cause" means either disloyalty, dishonesty, willful disregard or gross neglect in relation to the duties, interests and/or obligations Executive owes to Employer. Termination for cause may also occur if Executive's conduct constitutes a criminal act related to his duties or position with Employer, or substantially damages Employer's reputation among its customers, shareholders and/or in the community banking industry. Termination by Employer for cause shall be determined by the vote of at least 51% of all of the members of the Employer's Board of Directors. If the employment is so terminated, Executive will be entitled to receive any compensation and benefits accrued as of the date of such termination, but Employer will have no further obligation to Executive hereunder from and after such date.

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     6. TERMINATION BY EXECUTIVE. Executive may resign from the employment of
Employer without liability for doing so by providing ninety (90) days prior written notice. Upon such resignation, Executive shall have no rights to any further compensation or benefits after the ninety (90) day notice period has expired. Employer reserves the right to require Executive not to work for Employer during this period, but in such event, Employer shall be obligated to pay Executive the Executive's base salary, and nothing more, for the entire 90 day notice period.

     7. CHANGE OF CONTROL. If there shall occur a change of control of the Bank or the Company ("Change of Control") as defined below, the Executive may be assigned such other duties or responsibilities as would be reasonably equivalent under the circumstances and acceptable to the Executive in his reasonable discretion. During the first six months following the effective date of a Change of Control but not after, Executive may be "terminated without cause due to a Change of Control." Alternatively, if Executive is retained but not given reasonably equivalent duties and responsibilities, he may resign within six months of the effective date of the Change of Control expressly citing this reason in a written resignation. If Executive has been terminated without cause due to a Change of Control or not been given reasonably equivalent duties and -- responsibilities, Executive shall receive, in lieu of any payments pursuant to
Section 4, a one time payment of 2.99 times the annual base compensation currently being provided to Executive pursuant to this Agreement. As used in this Section 7, a Change of Control of the Bank or the Company shall be deemed to have occurred if any of the events described in subparagraphs (a) through (d) occur.

     (a) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty- five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

     (b) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Company's Board of Directors cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the Company's directors then still in office who were directors at the beginning of the period; or

     (c) The approval by the Company's shareholders of the merger or consolidation of the Company with any other corporation or business organization, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the directors of the Company in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors of the surviving corporation or business organization of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation or business organization; or

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     (d) The Company (i) sells or otherwise transfers 25% or more of the voting stock of the Bank or substantially all of the assets of the Bank to a party other than the Company or an affiliate of the Company, or (ii) liquidates or dissolves the Bank.

     A termination for cause, as that term is used in Section 5 of this Employment Agreement, of Executive by a newly controlling entity, even if such termination for cause occurs in the first six months following a Change of Control, shall not be construed as "terminated due to a Change of Control," and the payment of 2.99 times annual base salary provided in this Section 7 shall not be made.

     8. NONDISCLOSURE.

     (a) Executive agrees to hold and safeguard any information about the Company or the Bank gained by Executive during the course of Executive's employment. Executive shall not, without the prior written consent of Employer, misappropriate, disclose or make available to anyone for use outside the Company's and the Bank's organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by Executive or Employer, with or without cause, or expiration or nonrenewal of this Agreement, any information about the Company or the Bank or their customers or suppliers, whether or not such information was developed by Executive, except as required in the performance of Executive's duties for the Company or the Bank.

     (b) Executive understands and agrees that any information about the Company or the Bank or the Company's and the Bank's customers is the property of the Company or the Bank and is essential to the protection of the Company's and the Bank's goodwill and to the maintenance of the Company's and the Bank's competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing the Company's and the Bank's promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to the Company and the Bank or relating to the Company's and the Bank's business.

     9. RESTRICTIVE COVENANTS.

     (a) Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Company or the Bank or any business entity controlled by, controlling or under common control with Employer (collectively, "Affiliates") by, directly or indirectly, forming, serving as an organizer, director or officer of, or as an employer or consultant acting in a competitive capacity to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within a radius of twenty-five (25) miles from
(i) the main office of the Employer or (ii) any branch office of the Employer


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(the "Territory"). Notwithstanding the foregoing, the Executive may serve as an officer or consultant to a depository institution or holding company therefor, even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory. This restriction applies regardless of the reason for Executive's termination of employment, including expiration of this Employment Agreement or any renewal term hereof, but does not apply after a Change of Control.

     (b) No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a business that competes with Employer, or (B) attempt to solicit, divert, or appropriate to or for a business that competes with Employer, any person or entity that was a customer of the Employer or any of its Affiliates on the date of Executive's termination, or the expiration of this Employment Agreement, including any renewal term, and is located in the Territory and with whom the Executive has had material contact. This restriction does not apply after a Change in Control.

     (c) No Recruitment of Personnel. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any competing business, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. This restriction does not apply after a Change in Control.

     (d) The Company, the Bank and Executive have examined in detail this
Section 9 and agree that the restraint imposed upon Executive is reasonable in light of the legitimate interests of Employer, and it is not unduly harsh upon Executive's ability to earn a livelihood.

     10. ARBITRATION. Except for injunctive relief sought to enforce an ongoing violation resulting in irreparable harm, any civil dispute arising hereunder shall be settled or resolved exclusively by mediation and/or arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. If arbitration is used, the arbitrator shall not have the authority to modify this Agreement or to award punitive damages. The arbitration shall occur at a mutually convenient location or if none can be agreed upon, in the City of Norfolk, Virginia. The arbitrator's decision shall be final and enforceable by a court of competent jurisdiction.

     11. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all the covenants and agreements between the parties, or between or among the parties and any other persons, with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or

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agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

     12. BINDING EFFECT AND ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of each of the parties and their successors. Employer may assign this Agreement, subject to the provisions of this Section 12, and such assignee shall then acquire all the rights and obligations of Employer hereunder.

     13. LAW GOVERNING AGREEMENT. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.

     14. PARTIAL INVALIDITY. If, in any proceeding seeking injunctive relief, any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, such court is hereby authorized and requested by the parties to modify such provision to the extent the court deems necessary to award appropriate injunctive relief.

     15. SEVERABILITY. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

     16. NOTICES. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the addresses appearing herein, but each party may change his address by written notice in accordance with this Section 15. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (5) days after mailing:

          TO:  CNB Bancorp, Inc.
               70 E. Windsor Boulevard, Suite B
               Windsor, VA  23487

          TO:  Douglas A. Chesson
               36184 Unity Road
               Zuni, VA  23898

     17. COUNTERPARTS. This Agreement may be executed in counterparts, together which shall constitute one and the same instrument.

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  IN WITNESS WHEREOF, Employer has caused this Agreement to be executed in its name and behalf by its proper officers, thereunto duly authorized, and Executive has set his hand and seal as of the date first above written.


                                        CNB BANCORP, INC.



                                        By:
                                           --------------------------------
                                                  Chairman



                                        EXECUTIVE



                                        -----------------------------------
                                        Douglas A. Chesson



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